UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 19, 2014

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts		01434
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2014, American Superconductor Corporation (the “Company”), ASC Devens, LLC, a wholly-owned subsidiary of the Company (“Devens”) and Superconductivity, Inc., a wholly-owned subsidiary of the Company (“Superconductivity,” together with the Company and Devens, each, a “Loan Party” and collectively, the “Loan Parties”) entered into a Second Amendment to Loan and Security Agreement (the “Second Amendment”) with Hercules Technology Growth Capital, Inc. (the “Lender”). The Second Amendment amended the Loan and Security Agreement dated as of June 5, 2012, as amended by the First Amendment to Loan and Security Agreement dated as of November 15, 2013 (the “Loan Agreement,” together with the Second Amendment, the “Amended Loan Agreement”), that the Loan Parties previously entered into with the Lender.

The terms of the Second Amendment, among other things:

•	Provide the Company with an additional term loan in an amount equal to $1.5 million (“New Term Loan”).

•	Provide that the principal balance of the New Term Loan bears interest at a floating per annum rate equal to 11% plus the percentage, if any, by which the prime rate exceeds 3.75%. The New Term Loan matures on March 1, 2017 (the “Initial Maturity Date”) and the Company will make interest-only payments on the New Term Loan beginning on January 1, 2015 and continuing through Initial Maturity Date. However, if certain conditions are met before December 31, 2015, the Initial Maturity Date will be extended to June 1, 2017 (the “Extended Maturity Date”).

•	Amend the financial covenants so that the Company must maintain an initial balance of unrestricted cash and/or cash equivalents of not less than the lesser of (i) the aggregate principal outstanding on all obligations to the Lender pursuant to the Amended Loan Agreement and (ii) $5.0 million; provided that the $5.0 million will be reduced to $2.0 million if the Company meets certain conditions before June 30, 2015.

The Lender and Devens also amended that certain Mortgage and Security Agreement dated July 31, 2012, as amended on November 15, 2013, with respect to the property Devens has rights to located at 64 Jackson Road, Devens, Massachusetts 01434-4020 (the “Mortgage”) so that it continues to secure the full amounts outstanding under the Amended Loan Agreement.

In connection with the Amended Loan Agreement, the Company entered into an Amended and Restated Warrant Agreement (the “New Warrant”) to purchase 588,235 shares the Company’s Common Stock, par value $0.01 per share, at an exercise price of $1.10, subject to price-based anti-dilution and other adjustments as set forth in the New Warrant. The New Warrant amended and restated the Warrant Agreement to purchase 256,410 shares of Common Stock, dated November 15, 2013 (the “Original Warrant”), and replaces and supersedes all other warrant agreements with the Lender, including the Warrant Agreement to purchase 139,276 shares of Common Stock, dated June 5, 2012, as amended on November 15, 2013. The New Warrant is immediately exercisable, subject to certain conditions, and expires on June 30, 2020. The Original Warrant, as amended and restated by the New Warrant, was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In connection with the closing of the Second Amendment, the Company also paid the Lender a facility charge of $15,000. Furthermore, on the earliest to occur of (i) the Initial Maturity Date, (ii) the Extended Maturity Date, (iii) the date that the Company prepays the New Term Loan, or (iv) the date that the New Term Loan becomes due and payable, the Company agreed to pay the Lender an end of term charge of $75,000.

The foregoing descriptions of the New Warrant and Second Amendment are summaries, and are qualified in its entirety by reference to the such documents, which are filed herewith as Exhibit 4.1 and Exhibit 10.1, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 in connection with the New Warrant is incorporated in this Item 3.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

A list of exhibits is set forth in the Exhibit Index which immediately precedes such Exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: December 22, 2014	By:	/s/ David A. Henry
David A. Henry Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Warrant Agreement, dated as of December 19, 2014, between American Superconductor Corporation and Hercules Technology Growth Capital, Inc.

10.1	Second Amendment to Loan and Security Agreement, by and among American Superconductor Corporation, ASC Devens LLC, Superconductivity, Inc. and Hercules Technology Growth Capital, Inc., dated as of December 19, 2014.